Exhibit 99.1

From:	DRYCLEAN USA. Inc. 290 NE 68 Street Miami, FL 33138 Michael Steiner (305) 754-4551 Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces Second Quarter Results

Company Reports Record Revenues for the Six and Three Month Periods

Miami, FL – February 12, 2007, – DRYCLEAN USA, Inc. (AMEX:DCU) today reported record revenues and earnings for the six month period ended December 31, 2006. Revenues increased by 42.3% to $12,255,000 from $8,611,196 for the same period of fiscal 2006. Net earnings increased by 12.8% to $429,958 or $.06 per diluted share compared to net earnings of $381,206 or $.05 per diluted share for the same period of fiscal 2006.

For the second quarter of fiscal 2007, revenues increased by 22.5% to $6,342,802, a record for a quarter, from $5,176,896 in the comparable period of fiscal 2006. However, net earnings for the period decreased by 11.1% to $243,179 or $.03 per diluted share compared to $273,545 or $.04 per diluted share for the second quarter of fiscal 2006.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., stated that “The Company has performed exceedingly well during the first six months of fiscal 2007, reaching record revenues and profits. Although the second quarter was somewhat disappointing, in terms of the lower earnings, it nevertheless was expected given the lower margins used to gain market share. In any case we are happy with the increased revenues and look forward to a successful second half of the fiscal year.”

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

DRYCLEAN USA, Inc. and Subsidiaries

DRYCLEAN USA, Inc. and Subsidiaries (AMEX:DCU)

Summary Unaudited Consolidated Statements of Income

	Six months ended		Three months ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$12,255,000	$8,611,196	$6,342,802	$5,176,896
Earnings before income taxes	694,306	614,848	393,049	441,202
Provision for income taxes	264,348	233,642	149,870	167,657

Net earnings	$429,958	$381,206	$243,179	$273,545
Basic and diluted
earnings per share	$.06	$.05	$.03	$.04
Weighted average shares
outstanding:
Basic	7,034,450	7,024,450	7,034,450	7,024,450
Diluted	7,037,818	7,034,015	7,038,532	7,033,611